Exhibit 10.17

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of May 10, 2022, between MICT, Inc. (the “Company”), and Darren Mercer (“Executive”) (collectively, the Company and Executive, are the “Parties”).

WHEREAS, the Company wishes to employ Executive in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Prior Agreements/Term.

(a) Prior Agreement. The Executive’s engagement with the Company under that certain Consulting Agreement between the Company and Executive is hereby terminated, and is of no further force or effect.

(b) Term. The Executive’s employment with the Company under this Agreement will commence on May 15, 2022 (“Start Date”). The period of time in which this Agreement is in effect shall be referred to as the “Term.” The initial term shall automatically terminate on May 15, 2025, unless the Parties agree in writing on or before March 16, 2025 to extend the Term until May 15, 2026. The extended Term shall automatically terminate on May 15, 2026 unless the Parties agree in writing on or before March 16, 2026 to extend the Term until May 15, 2027. Any writing extending the Term must be signed by both Executive and the Chairman of the Company’s Board.

2. Position and Reporting.

(a) Full-Time Position. During the Term, Executive shall serve as the Company’s Chief Executive Officer, reporting to the Board of Directors of the Company (the “Board”). During the Term, Executive shall be employed by the Company on a full-time basis and shall perform such duties and responsibilities on behalf of the Company and its Affiliates consistent with Executive’s title as may be assigned from time to time by the Board. During the Term, Executive shall devote substantially all of Executive’s business time and use Executive’s best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of Executive’s duties and responsibilities hereunder. The Company has worldwide operations and Executive will be required to travel extensively in connection with Executive’s duties.

(b) Consulting Work.  During the Term, Executive may perform outside consulting work (the “Consulting Work”), provided that (i) the Board determines that such Consulting Work benefits the Company and (ii) approves such Consulting Work in writing prior to its consummation.  The Company shall receive all fees related to Executive’s Consulting Work from the date hereof until the end of the Term.  The Parties agree that, during the Term, Executive shall be entitled to retain ownership of his consulting business, keep any equity awards he receives from any third parties to which he provides Consulting Work, and to resume receiving any and all fees from Consulting Work following the end of the Term.

(c) Directorships for Other Businesses. Subject to the foregoing, the Executive may, with written permission of the Board, not to be unreasonably withheld, serve as a non-executive director of other companies that do not compete with the Company, as may reasonably be determined by the Board.  Executive may continue to serve in any directorships he presently holds as of the Effective Date.

3. Consideration.

(a) Base Salary. The Company shall pay Executive an annual base salary of $800,000 (Eight Hundred Thousand Dollars) per year (the “Base Salary”). The Base Salary shall be payable in installments every two weeks or semi-monthly, in arrears, in accordance with the Company’s standard payroll practices.

(b) Annual Bonus. Executive will be eligible to receive a total annual bonus in accordance with the bonus program(s) adopted by the Company from time-to-time based on the target bonus amounts set forth in this Agreement (the “Target Bonus”). The Target Bonus amount for Executive’s work in the calendar year 2021 shall be $713,000 (Seven Hundred Thirteen Thousand Dollars). The 2021 Target Bonus shall be paid within 30 (thirty) days after the Company completes its 2021 audit. The Target Bonus Amount for 2022, 2023, and 2024 shall be $1,200,000 (One Million Two Hundred Thousand Dollars). The annual bonuses for 2022, 2023, and 2024 will be paid within 30 (thirty) days after the Company receives its audited financial results for a calendar year. The annual bonus shall be payable at the discretion of the Company based on achievement of performance metrics to be established by the Board for each year, including, for calendar years 2022, 2023, and 2024. Executive must be employed by the Company on the date of payment in order to earn and receive a Target Bonus under the Employment Agreement, except as provided in Section 5(b) and (c).

(c) Equity Grant. On the date this Agreement is signed by all Parties, the Company shall issue to Executive a grant of 4,000,000 (Four Million) shares of common stock of the Company and such grant shall vest immediately.

(d) Health Insurance. If available on commercially reasonable terms, the Company will provide Executive with a health insurance plan to be determined in the Company’s discretion. The Company has the discretion to amend or terminate any employee benefit, including the health benefit, provided, however, that in the event the health plan is eliminated, the Company will negotiate in good faith with Executive regarding a stipend to purchase an individual health insurance policy.

(e) Key Man Life Insurance. If the Company in its sole discretion decides to obtain key man life insurance, Executive will reasonably cooperate with such efforts, including by submitting to medical examinations, providing information, and completing any necessary forms.

(f) Vacation/Sick Days. During the Term, Executive shall be entitled to up to 35 (thirty-five) days of paid vacation per year, subject to the Company’s vacation policies in effect from time-to-time and to those paid public holidays set by the Company. Executive shall also be entitled to thirty (30) paid sick days per year

(g) Expenses. The Company will pay or reimburse Executive for reasonable and customary business expenses incurred by Executive during employment with the Company, subject to all terms and conditions of the Company’s expense policies in effect from time to time. Such reimbursable expenses shall include, but not be limited to, cellular telephone expenses including for equipment and plans that can be used internationally, expenses for transportation including car services and air transportation between the United States and the United Kingdom. Additionally, the Company will establish an account of $300,000.00 (Three Hundred Thousand Dollars) for the purposes of: (i) funding an office and accommodations for use of Executive and (ii) paying Executive additional compensation at the rate of $8,333.33 per month during the Term, as compensation for the additional expense of living overseas for those months in which Executive works for the Company outside the United Kingdom for at least five days.

(h) Exchange Rate. All payment amounts in this Agreement are expressed in U.S. dollars. All payments under this Agreement, including expense reimbursements, will be delivered to a bank account designated by Executive in Great British pounds converted from the U.S. dollar value to the pound value on a spot market basis. All costs and fees of converting U.S. dollars to Great British pounds to make payments under this Agreement shall be borne by the Company

4. Termination.

(a) Termination Date. The Company or Executive may terminate Executive’s employment pursuant to this Section 4. The date on which Executive’s employment is terminated shall be referred to as the “Termination Date.”

(b) Death. Executive’s employment will terminate upon Executive’s death.

(c) Disability. The Company may terminate Executive’s employment by reason of Executive’s becoming subject to a Disability upon the Company providing thirty (30) days’ prior written notice to Executive of its intention to terminate Executive’s employment due to Executive’s Disability. For purposes of this Agreement, “Disability” means Executive is unable to perform the essential functions of Executive’s position, with or without a reasonable accommodation, for a period of ninety (90) consecutive calendar days, or one-hundred and eighty (180) non-consecutive calendar days within any rolling twelve (12) month period.

(d) Cause. The Company may immediately terminate Executive’s employment under this Agreement for “Cause,” or without Cause, with written notice to Executive. For purposes of this Agreement, “Cause” means, the good faith determination by the Company of any of the following: (i) Executive’s engaging in any acts of fraud, theft, or embezzlement involving the Company or any of its Affiliates; (ii) Executive’s conviction, including any plea of guilty or nolo contendere, of any crime of moral turpitude which the Board reasonably determines is relevant to Executive’s position with the Company or is damaging to the reputation or business of the Company or its Affiliates, or any felony (iii) Executive’s engaging in any material act of dishonesty in connection with Executive’s responsibilities to the Company and/or any of its Affiliates; (iv) Executive’s willful or gross neglect of, or repeated refusal or failure to perform, the material duties or responsibilities of Executive’s position; (v) any conduct or omission which could reasonably be expected to, or which does, cause the Company or any of its Affiliates public disgrace, disrepute or economic harm; (vi) Executive’s material violation of any written policies or procedures of the Company; and/or (vii) Executive’s material breach of any of the material terms of this Agreement. With respect to subsections (iv), (v), (vi), and (vii), Executive shall have thirty (30) days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of thirty (30) days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances.

(e) Without Cause. The Company may immediately terminate Executive’s employment without Cause with written notice to Executive. In the event of a termination pursuant to this Section 4(e), the Executive shall be entitled to Separation Benefits as set forth in Section 5(c).

(f) Resignation for Good Reason. The Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason with written notice to the Company. “Good Reason” means the occurrence of any of the following during the Term without Executive’s written consent: (i) a material reduction in the Executive’s Base Salary (other than an across the board reduction of salaries or fees applying to other executive officers of the Company of no more than 15%); (ii) a material reduction in Executive’s Target Bonus opportunity; (iii) any material breach by the Company of any provision of this Agreement, including any material delay in making, or failure to make, any payment required under this Agreement; (iv) the Company, without Executive’s consent, moving the office to which Executive primarily reports for his duties to a location more than 50 miles from its current location. Executive cannot terminate employment for Good Reason unless the Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of when he learns of the initial existence of such grounds and the Company has had at thirty (30) days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate employment for Good Reason within seventy-five (75) days after giving written notice of the first occurrence of the applicable grounds, then the Executive will be deemed to have waived the right to terminate for Good Reason with respect to such occurrence. In the event of a termination pursuant to this Section 4(f), the Executive shall be entitled to Separation Benefits as set forth in Section 5(c).

(g) Expiration of a Term. Executive’s employment may end as a result of the expiration of a Term.

5. Payments Upon Termination.

(a) Upon Termination for Any Reason. Upon any termination of Executive’s employment, the Company shall provide to Executive under this Agreement: (i) any accrued but unpaid Base Salary; (ii) properly incurred but unreimbursed business expenses; (iii) any vested but unpaid fringe benefits (the amounts in subsections (i) – (iii) referred to as the “Accrued Amounts”); and, if applicable (iv) a pro-rated Target Bonus pursuant to Section 5(b) or Separation Benefits pursuant to Section 5(c).

(b) Upon Termination for Death, Disability, Resignation without Good Reason or Expiration of a Term. If Executive’s employment terminates due to death, disability, resignation without Good Reason (as defined below) or expiration of a Term, then the Company shall pay: (i) the Accrued Amounts; and (ii) a pro-rated Target bonus based on the number of full months of the calendar year have passed as of the date of Termination Date. If Executive’s termination is due to Death, the Accrued Amounts and pro-rated Target Bonus shall be paid to the Executive’s estate.

(c) Termination Without Cause, for Good Reason. Subject to Section 5(d), in the event the Company terminates the employment of Executive without Cause pursuant to Section 4(e), or Executive resigns Executive’s employment for Good Reason pursuant to Section 4(f), then the Company shall: (i) pay to Executive, in addition to the Accrued Amounts, a lump sum equal to the amount of Executive’s Base Salary, as then in effect, that Executive would have earned during the balance of the Term of this Agreement plus an amount equal to Executive’s Target Bonus amounts for the balance of the Term of this Agreement; and (ii) if Executive timely elects to continue any group health benefits he receives from the Company under COBRA, or applicable state law (collectively “COBRA”), provide reimbursement for the portion of COBRA premiums that the Company would have covered had Executive’s employment continued, for so long as he or his family members continue such group health coverage (collectively “Separation Benefits”). The Separation Benefits will be paid on the first payroll date following the date the Release required under Section 5(d) becomes effective and enforceable. For the avoidance of doubt, it is expressly stated that termination of Executive’s employment as a result of the expiration of the Term or an extended Term does not entitle Executive to any Separation Benefits and is not considered a termination without Cause or a resignation of any kind for any purposes of this Agreement.

(d) Requirement of Release. As a condition precedent to the receipt of the Separation Benefits, Executive must execute (without revocation) a separation agreement in a form provided by the Company (the “Release”), which Release shall include a general release of claims against the Company. The Release shall not be mutual. The Release must be effective and irrevocable prior to the sixtieth (60th) day following the Termination Date. If Executive fails to execute the Release pursuant to this Section 5(d), Executive shall forfeit, and not be entitled to, any Separation Benefits hereunder.

(e) Section 409A. To the maximum extent permitted by law, this Agreement will be interpreted in such a manner that all post-termination payments to Executive are either exempt from, or comply with, Section 409A of the Internal Revenue Code and the regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”). The Company will undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition on Executive of any additional tax, penalty, or interest under Section 409A. If the Company determines in good faith that any provision of this Agreement would cause Executive to incur an additional tax, penalty, or interest under Section 409A, the Company and Executive will use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A or causing the imposition of such additional tax, penalty, or interest under Section 409A. In the event at the time of any separation from service Executive is a “specified employee” within the meaning of Section 409A, any deferred compensation subject to Section 409A payable as a result of such termination shall not be paid prior to the earlier of six (6) months after such termination and Executive’s death and shall be paid immediately thereafter.

6. Acknowledgments. Executive expressly acknowledges that:

(a) The Company’s Confidential Information (as defined below) is vital to the success of the Company’s business and has been or will be developed or attained by great efforts and at great expense to the Company and the direct or indirect unauthorized disclosure of any Confidential Information would place the Company at a serious unfair competitive disadvantage and would do serious damage, financial and otherwise, to the Company’s business and its stakeholders and the job security of its employees; and

(b) The execution and full compliance with this Agreement is an express term and condition of Executive’s employment with the Company, and along with the fees and benefits provided to Executive, constitute good and reasonable consideration for the restrictive covenants and obligations imposed on Executive by this Agreement.

7. Confidential Information.

(a) Non-Disclosure. Executive acknowledges that the information, observations and data that have been or may be obtained by Executive during Executive’s employment or other relationship with the Company, any subsidiary or Affiliate thereof, or any direct or indirect successor to or predecessor of any of them or any of their businesses (collectively with the Company, the “Related Companies”), prior to or after the execution and delivery of this Agreement, of or concerning the Related Companies or their businesses or affairs (collectively, “Confidential Information”), are and will be the property of the Related Companies; provided, that the term “Confidential Information” shall not include any information (including techniques, know-how or strategies) that Executive can demonstrate (i) is or becomes publicly available otherwise than through a breach of this Agreement, or (ii) is or becomes known or available to Executive on a non-confidential basis and not in contravention of applicable law from a source that is entitled to disclose such information to Executive. Therefore, Executive agrees that Executive will not, during Executive’s employment with the Company or thereafter, disclose to any unauthorized party or use for the account of Executive or any other party (other than the Company and its Affiliates, their officers, directors and employees, in the course of performing Executive’s duties hereunder) any Confidential Information without the prior written consent of the Company, unless and to the extent that such disclosure is required by law. Executive will deliver or cause to be delivered to the Company upon the Termination Date or at any other time the Company or its Affiliates may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and materials (and copies thereof) containing or relating to Confidential Information or the business of any Related Company that Executive may then possess or have under Executive’s control. For purposes of this Agreement, Confidential Information includes, but is not limited to, formulas, patterns, compilations, programs, devices, methods, techniques, or processes, business plans and strategies, customer lists, customer data, information regarding employees and other service providers, marketing plans, supplier and vendor lists and cost information, software and computer programs, data processing systems and information contained therein, price lists and pricing strategies, financial data, and any other trade secrets or confidential or proprietary information, documents, reports, plans, or data, of or about the Related Companies. Executive acknowledges and agrees that this Agreement is intended to protect the trade secrets of the Related Companies, and that such trade secrets (x) derive independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from their disclosure or use; and (y) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

(b) Exceptions. Notwithstanding the foregoing, (i) Executive will not be in breach of this Agreement if Executive is compelled by law or legal process to disclose Confidential Information, provided that in each such event, Executive will provide to the Company prompt written notice prior to any such disclosure (unless such disclosure is itself prohibited by applicable law, regulation, rule, or process, if pursuant to the valid order of a court of competent jurisdiction or an authorized government agency) so that the Company may, at its sole expense, obtain a protective order or other confidential treatment for the Confidential Information, and in the event that such a remedy is not obtained by the Company, Executive will furnish only that portion of Confidential Information which Executive is advised by legal counsel is legally required to be furnished; and (ii) this Agreement does not prohibit Executive from providing truthful information to a government agency.

(c) Defend Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016, the Company hereby provides notice and Executive hereby acknowledges that Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Executive files a lawsuit or other court proceeding against the Company for retaliating against Executive for reporting a suspected violation of law, Executive may disclose the trade secret to the attorney representing Executive and use the trade secret in the court proceeding, so long as Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order

8. Restrictive Covenants.

(a) Non-Compete. During the Term and for a period of six (6) months following the Termination Date (the “Restricted Period”), the Executive shall not, individually or jointly, directly or indirectly, (i) engage in or assist others in engaging in the Business anywhere in the Restricted Territory; (ii) have an interest in any Person that engages directly or indirectly in the Business in the Restricted Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee, or Executive; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the Start Date) between the Company and customers, suppliers, or other business relations of the Company. Notwithstanding the foregoing, the Executive may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange so long as the Executive is not a controlling Person of, or a member of a group that controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person. This non-competition provision shall not apply if Executive is terminated without Cause or resigns for Good Reason.

(b) Non-Solicitation of Service Providers. During the Restricted Period, the Executive shall not, individually or jointly, directly or indirectly, hire or solicit any current or former employee or service provider of the Company, or encourage any such employee or service provider to leave such engagement or employment, or hire any such employee or service provider who has left such employment or engagement, in the Business, except pursuant to a general solicitation not directed specifically to any such employees or service providers; provided that nothing in this Section 8(b) shall prevent the Executive from hiring or engaging (i) any former employee or service provider whose employment or employment has been terminated by the Company without cause; or (ii) any former employee or service provider whose employment or engagement has been terminated by the employee or service provider at any time after 180 days from the date of termination of such employment or service.

(c) Non-Solicitation of Customers. During the Restricted Period, the Executive shall not, individually or jointly, directly or indirectly, solicit or entice, or attempt to solicit or entice, any current or former customers, suppliers, or other business relationships of the Company for purposes of diverting or otherwise reducing their business or services with the Company or provide or offer to provide any goods or services that relate to the Business to any current or former customers of the Company.

(d) Non-Disparagement. Executive shall not make, directly or indirectly, through any other Person, any negative, derogatory or disparaging statements or communications, whether written or oral, about the Company, or any of their respective Affiliates, businesses, services, activities, business relationships, shareholders, members, partners, directors, officers, managers or employees. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) with competent jurisdiction to order such Person to disclose or make accessible such information, nor will the foregoing be violated by truthful statements to any government agency.

9.	Definitions. For purposes of this Agreement, the following terms shall mean the following:

(a) “Affiliate” of any Person means any other Person controlling, controlled by, or under common control with such Person, where “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract, in its capacity as a sole or managing member, or otherwise.

(b) “Business” means: (i) the business of designing, developing, manufacturing and selling rugged mobile computing devices, computer-based systems of mobile resource management for fleet management markets, and other telematics and/or AI-related products and services; (ii) the business of providing services, developing analytics or platforms with respect to, or entering into contracts in, the “financial technology” space, including with respect to the online trading of stock, oil and gas, recyclable metal and insurance brokerage; and (iii) any other business in which the Company is engaged or contemplates engaging in at the time of, or during the twelve (12) month period prior to, the Termination Date, provided, however, that Executive’s consulting businesses shall not be considered to fall within this definition of “Business.”

(c) “Change in Control” means:

(i) The Company is not the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity other than a previously wholly owned subsidiary of the Company) and as a result of such merger or consolidation, stockholders of the Company immediately prior to such merger cease to own more than 50% of the outstanding capital stock of the surviving corporation determined on a fully diluted basis;

(ii) The Company sells, leases, or exchanges or agrees to sell, lease, or exchange more than 50% of its assets to any other person or entity (other than a wholly owned subsidiary of the Company);

(iii) The Company is to be dissolved and liquidated (in a dissolution taxed under Section 331 of the Internal Revenue Code of 1986, as amended (the “Code”));

(iv) Any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote), directly , by merger or otherwise, of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power) and as a result of such acquisition, the stockholders holding a majority of the capital stock of the Company receive cash or marketable securities for their shares of capital stock; or

(v) As a result of or in connection with a contested election of directors, the persons who were directors before such election will cease to constitute a majority of the Board.

(d) “Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, other entity, or governmental entity.

(e) “Restricted Territory” means anywhere in which the Company is doing business at the time the Executive’s employment terminates.

10. Reasonableness of Covenants. In signing this Agreement, Executive gives the Company assurance that Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under Sections 7 and 8. Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and the Related Companies and the Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by the restraints. Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Related Companies and that Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. Executive further covenants that Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in Sections 7 or 8. It is also agreed that each of the Related Companies (other than the Company) is an express third-party beneficiary of, and will have the right to enforce, all of Executive’s obligations to that Related Company under this Agreement, including pursuant to Sections 7 and 8. In the event of any violation of the provisions of Sections 7 or 8, Executive acknowledges and agrees that the post-termination restrictions contained in Sections 7 and 8 shall be extended by a period of time equal to the period of such violation, it being the intention of the Parties that the running of the applicable post-termination restriction period shall be tolled during any period of such violation. The obligations contained in Sections 7 and 8 hereof shall survive the termination or expiration of Term and Executive’s employment with the Company and shall be fully enforceable thereafter.

11. Inventions. Executive hereby assigns to the Company Executive’s entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas, writings and copyrightable material, which may be conceived by Executive or developed or acquired by Executive during Executive’s employment by the Company, which may pertain directly or indirectly to the business of any Related Company (“Inventions”). Executive agrees to disclose fully all such developments to the Company upon its request, which disclosure shall be made in writing promptly following any such request. Executive shall, upon the Company’s request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company or any of its Affiliates to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks and copyrights in all countries. Executive irrevocably appoints the Company as Executive’s attorney-in-fact in Executive’s name and on Executive’s behalf to execute all documents and do all things required in order to give full effect to the provisions of this Section. Notwithstanding the foregoing, this Section 11 does not apply to any invention for which no equipment, supplies, facilities, or trade secret information of the Company was used and which was developed entirely on Executive’s own time, unless (i) the invention relates to the business of the Company or any Affiliate or to the Company’s or any Affiliate’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by Executive for the Company or any Affiliate. All Inventions shall be deemed works made for hire under applicable law.

12. Enforcement. The Parties agree that the Company may be damaged irreparably in the event that any provision of Section 7, 8, or 11 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, notwithstanding Section 16(f), the Company and its successors and permitted assigns shall be entitled to seek in a court with proper jurisdiction, a temporary restraining order, preliminary injunction, or other preliminary equitable relief, to prevent any breach or threatened breach of any of such provisions and, to preserve the status quo until an arbitration of the underlying dispute can be held (without posting a bond or other security).

13. Representations. Executive represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (b) Executive is not a party to or bound by any employment or service agreement, noncompetition agreement or confidentiality agreement with any other Person (other than any such agreement with any subsidiary or predecessor of the Company) and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

14. Survival. The Parties acknowledge and agree that Sections 5-16 of this Agreement shall survive the separation of Executive’s employment for any reason.

15. Severability. The Parties intend for this Agreement to be enforced as written. However, if any section or portion of a section of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, (a) then the remainder of this Agreement, or the application of such section or portion of such section in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each section or portion of such section of this Agreement shall be valid and enforceable to the fullest extent permitted by law; and/or (b) because of the scope of a section or portion of such section is found to be unreasonable, the Company and Executive agree that the court making such determination shall have the power to “blue-pencil” the Agreement as necessary to make it reasonable in scope; and in its reduced or blue-penciled form such section or portion of such section shall then be enforceable and shall be enforced.

16. Miscellaneous.

(a) Taxes. Executive shall be responsible for the payment of all income, payroll, social security, or other local, state, federal, or foreign taxes resulting from the benefits or payments provided under this Agreement, including, without limitation, the Base Salary, except the employer’s share of FICA taxes and unemployment insurance taxes.

(b) Integration. This Agreement embodies the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c) Successors. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. Executive’s rights and obligations under this Agreement may not be assigned by Executive without the prior written consent of the Company.

(d) Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(e) Amendment. This Agreement may be amended or modified only by a written instrument signed by Executive and by a duly authorized representative of the Company.

(f) Choice of Law; Arbitration; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to any conflicts of laws principles thereof that would give effect to the laws of another jurisdiction), except the arbitration provisions which shall be governed solely by the Federal Arbitration Act, 9 U.S.C. §§ 1-4. Any dispute or controversy arising out of or relating to this Agreement or Executive’s employment (including, without limitation, any dispute or controversy related to discrimination), other than an action to seek a temporary restraining order or preliminary injunctive relief under § 12 of this Agreement, will be settled exclusively by arbitration, conducted before a single arbitrator in New York, New York in accordance with, and pursuant to, the American Arbitration Association’s Employment Arbitration Rules as modified herein. Either Party may take up to a maximum of three (3) depositions in connection with the arbitration. The arbitration shall be conducted on a strictly confidential basis, and neither party shall disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any action (collectively, “Arbitration Materials”), to any third party, except as required by law, with the sole exception of their respective legal counsel and parties engaged by that counsel to assist in the arbitration process, who also shall be bound by these confidentiality terms. The arbitrator shall be authorized to issue any award, relief or other remedy which a court of competent jurisdiction would be entitled to issue. The arbitrator shall issue a written decision, which decision shall include a statement of the essential findings and conclusions on which any arbitral award is based. The decision of the arbitrator will be final and binding upon the Parties. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. Either party may commence litigation in court to obtain injunctive relief in aid of arbitration, to compel arbitration, or to confirm or vacate an award, to the extent authorized by the Federal Arbitration Act or applicable state law. The Company and Executive shall equally split the AAA administrative fees and the arbitrator’s fee and expenses. Each party shall be responsible for its own attorneys’ fees and costs (including experts’ fees). Executive and the Company each agree that any arbitration will be conducted only on an individual basis and that no dispute between the Parties relating to this Agreement may be consolidated or joined with a dispute between any other service provider and the Company or any of its Affiliate. Moreover, Executive may not seek to bring Executive’s dispute on behalf of other employees, independent contractors or executives of the Company or of any of its Affiliates as a class or collective action. The Parties agree to take all steps reasonably necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding, agree to file all Confidential Information (and documents containing Confidential Information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EXECUTIVE AND THE COMPANY HEREBY WAIVE AND COVENANT THAT EXECUTIVE AND THE COMPANY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREE THAT ANY OF THE COMPANY OR ANY OF ITS AFFILIATES OR EXECUTIVE MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE COMPANY AND ITS AFFILIATES, ON THE ONE HAND, AND EXECUTIVE, ON THE OTHER HAND, IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN SUCH PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THAT ANY PROCEEDING PROPERLY HEARD BY A COURT UNDER THIS AGREEMENT WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

(g) Indemnification. The Company agrees to indemnify Executive to the fullest extent permitted under the Company’s governing documents and the Company’s directors’ and officers’ insurance policy, as each may be amended from time to time.

(h) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

(i) Clawback Policy. Any amounts paid pursuant to this Agreement shall be subject to recoupment in accordance with any clawback policy that the Company has adopted or is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective on the date and year first above written.

MICT, Inc.

By:
Name:
Title:

EXECUTIVE

Darren Mercer

[Signature Page to Employment Agreement]